                                                                       EXHIBIT 1





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        PHYSICIAN SALES & SERVICE, INC.,

                               PSS MERGER CORP.,

                                      AND

                        GULF SOUTH MEDICAL SUPPLY, INC.

                         DATED AS OF DECEMBER 14, 1997

                               TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----
PARTIES     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

PREAMBLE    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

   1.1    Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   1.2    Time and Placing of Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   1.3    Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   1.4    Execution of Stock Option Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 2 - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

   2.1    Charter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   2.2    Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   2.3    Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 3 - MANNER OF CONVERTING SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

   3.1    Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.2    Anti-Dilution Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.3    Shares Held by Gazelle or PSS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.4    Fractional Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.5    Conversion of Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.6    Gazelle Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 4 - EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

   4.1    Exchange Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
   4.2    Rights of Former Gazelle Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF GAZELLE . . . . . . . . . . . . . . . . . . . . . . . . . . 6

   5.1    Organization, Standing, and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
   5.2    Authority of Gazelle; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . 6
   5.3    Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   5.4    Gazelle Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   5.5    SEC Filings; Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   5.6    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   5.7    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   5.8    Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   5.9    Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   5.10   Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   5.11   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   5.12   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   5.13   Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   5.14   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   5.15   Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   5.16   Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   5.17   Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   5.18   Statements True and Correct   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   5.19   Accounting, Tax and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   5.20   State Takeover Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   5.21   Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   5.22   Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PSS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

   6.1    Organization, Standing, and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

   6.2    Authority of PSS; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   6.3    Capital Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   6.4    PSS Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   6.5    SEC Filings; Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   6.6    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   6.7    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   6.8    Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   6.9    Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   6.10   Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   6.11   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   6.12   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   6.13   Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   6.14   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   6.15   Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   6.16   Legal Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   6.17   Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   6.18   Statements True and Correct   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   6.19   Authority of Merger Corp.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   6.20   Accounting, Tax and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   6.21   Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   6.22   Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . 24

   7.1    Affirmative Covenants of Gazelle  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   7.2    Negative Covenants of Gazelle   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   7.3    Covenants of PSS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   7.4    Adverse Changes in Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   7.5    Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 8 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

   8.1    Registration Statement; Proxy Statement; Stockholder Approval   . . . . . . . . . . . . . . . . 27
   8.2    Nasdaq Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
   8.3    Applications; Antitrust Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
   8.4    Filings with State Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   8.5    Agreement as to Efforts to Consummate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   8.6    Investigation and Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   8.7    Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   8.8    No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   8.9    Accounting and Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   8.10   State Takeover Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   8.11   Agreements of Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   8.12   Employee Benefits and Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   8.13   Indemnification and Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
   8.14   Voting Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . . 31

   9.1    Conditions to Obligations of Each Party   . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
   9.2    Conditions to Obligations of PSS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
   9.3    Conditions to Obligations of Gazelle  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 10 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

   10.1   Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
   10.2   Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
   10.3   Non-Survival of Representations and Covenants   . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE 11 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

   11.1   Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
   11.2   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
   11.3   Brokers and Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   11.4   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   11.5   Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
   11.6   Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   11.7   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   11.8   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
   11.9   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   11.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   11.11  Captions; Articles and Sections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   11.12  Interpretations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   11.13  Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
   11.14  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

                                LIST OF EXHIBITS


    EXHIBIT NUMBER        DESCRIPTION
    --------------        -----------
          1.1             Form Of GSMS Stock Option Agreement  (Sections  1.4, 11.1).

          1.2             Form Of PSS Stock Option Agreement (Sections  1.4, 11.1).

          2.1             Form of Agreement of Affiliates of GSMS  (Sections  8.11, 9.2(g)).

          2.2             Form of Agreement of Affiliates of PSS  (Sections  8.11, 9.2(g))).

          3               Matters As To Which Testa, Hurwitz & Thibeault LLP will opine  (Section  9.2(d)).

          4               Matters as to which Alston & Bird LLP will opine  (Section 9.3(d)).

          5.1             Gsms Voting Agreement  (Section  8.14).

          5.2             Pss Voting Agreement  (Section  8.14).

          6               Hixon Employment Agreement

                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 14, 1997, by and among PHYSICIAN SALES & SERVICE, INC. ("PSS"), a Florida corporation; PSS MERGER CORP. ("Merger Corp."), a Delaware corporation; and GULF SOUTH MEDICAL SUPPLY, INC. ("GSMS"), a Delaware corporation.


                                    PREAMBLE

             The respective Boards of Directors of GSMS, Merger Corp. and PSS are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of GSMS by PSS pursuant to the merger of Merger Corp. with and into GSMS. At the effective time of such merger, the outstanding shares of capital stock of GSMS shall be converted into the right to receive shares of common stock of PSS (except as provided herein). As a result, stockholders of GSMS shall become stockholders of PSS and GSMS shall continue to conduct its business and operations as a wholly owned subsidiary of PSS. The transactions described in this Agreement are subject to the approvals of the stockholders of GSMS, the stockholders of PSS, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

             Immediately after the execution and delivery of this Agreement, and as a condition and inducement to the willingness of PSS and GSMS to enter into this Agreement, GSMS and PSS are entering into stock option agreements pursuant to which GSMS is granting to PSS an option to purchase shares of GSMS Common Stock and PSS is granting to GSMS an option to purchase shares of PSS Common Stock.

             Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

             NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

             1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp. shall be merged with and into GSMS in accordance with the applicable provisions of the DGCL (the "Merger"). GSMS shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of PSS and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GSMS, Merger Corp. and PSS and by PSS, as the sole stockholder of Merger Corp.

             1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

             1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of GSMS and PSS approve this Agreement.

             1.4 EXECUTION OF STOCK OPTION AGREEMENTS. Simultaneously with the execution of this Agreement by the Parties and as a condition thereto, GSMS and PSS are executing and delivering the GSMS Stock Option Agreement in substantially the form of Exhibit 1.1 and the PSS Stock Option Agreement in substantially the form of Exhibit 1.2.


                                   ARTICLE 2
                                TERMS OF MERGER

             2.1 CHARTER. The Certificate of Incorporation of GSMS in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed; provided that such Certificate of Incorporation shall be amended at Closing to the satisfaction of PSS.

             2.2 BYLAWS. The Bylaws of Merger Corp. in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

             2.3   DIRECTORS AND OFFICERS.

             (a) The directors of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected (which shall include those current directors of GSMS who shall not become directors of PSS pursuant to Section 2.3(b)), shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

             (b) Immediately following the Effective Time, PSS shall take, or cause to be taken, such action as may be required in order to (i) increase the size of its Board of Directors from nine persons to ten persons, with four Class I directors, three Class II directors and three Class III directors, (ii) accept the resignations of four current PSS directors, (iii) appoint or cause to be elected Thomas G. Hixon ("Hixon") and two additional Persons who are currently directors of GSMS to be selected by the Board of Directors of GSMS as directors of PSS to serve in Class I, Class II and Class III, respectively, and
(iv) appoint a Nominating Committee composed of Hixon and such other persons as the PSS Board of Directors shall determine for the purpose of designating two independent persons to fill the two vacancies on the PSS Board of Directors as soon as reasonably practicable.

             (c) Immediately following the Effective Time, PSS shall take, or cause to be taken, such action as may be necessary to cause each of the Audit Committee and Compensation Committee of the Board of Directors of PSS to include at least one member who shall have served on the Board of Directors of GSMS immediately prior to the Effective Time.

             (d) Immediately following the Effective Time, Hixon shall be elected President and Chief Operating Officer of PSS, pursuant to the terms of the Hixon Employment Agreement.

                                   ARTICLE 3
                        MANNER OF CONVERTING SECURITIES

             3.1   CONVERSION OF SHARES.  Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of PSS, GSMS, Merger Corp. or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                   (a) Each share of capital stock of PSS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                   (b) Each share of Merger Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of GSMS Common Stock.

                   (c) Each share of GSMS Common Stock (excluding shares held by any GSMS Entity or any PSS Entity) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.75 shares of PSS Common Stock (the "Exchange Ratio").

             3.2 ANTI-DILUTION PROVISIONS. The Exchange Ratio shall be proportionately adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of securities convertible into PSS Common Stock), recapitalization, reorganization or other like change with respect to such stock if the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reorganization or similar change for which a record date is not established) shall be prior to the Effective Time.

             3.3 SHARES HELD BY GSMS OR PSS. Each of the shares of GSMS Common Stock held by any GSMS Entity or by any PSS Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

             3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of GSMS Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PSS Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of PSS Common Stock multiplied by the market value of one share of PSS Common Stock at the Effective Time. The market value of one share of PSS Common Stock at the Effective Time shall be the average of the last sale price of a share of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by PSS) for the ten most recent days that PSS Common Stock has traded, ending on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

             3.5   CONVERSION OF STOCK OPTIONS.

      (a) At the Effective Time, each option granted by GSMS to purchase shares of GSMS Common Stock, which is outstanding immediately prior thereto (an "Option" or, collectively, the "Options"), granted by the GSMS under the GSMS Stock Plans or otherwise, whether or not exercisable, shall be converted into and become rights with respect to PSS Common Stock, and PSS shall assume each Option, in accordance with the terms of the GSMS Stock Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) PSS and its Compensation Committee shall be substituted for GSMS and the Committee of GSMS's Board of Directors (including, if applicable, the entire Board of Directors of GSMS) administering the GSMS Stock Plans, (ii) each Option assumed by PSS may be exercised solely for shares of PSS Common Stock, (iii) the number of shares of PSS Common Stock subject to such Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of GSMS Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio and rounding up to the nearest whole cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Option, within the meaning of Section 424(h) of the Code.

      (b) Prior to the Effective Time, GSMS shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under any of the GSMS Stock Plans or otherwise and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section.

      (c) As soon as practicable after the Effective Time, PSS shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to the GSMS Stock Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 3.5 after giving effect to the Merger and the provisions set forth above). If necessary, PSS shall comply with the terms of the GSMS Stock Plans and ensure, to the extent lawful and practicable, and subject to the provisions of, the GSMS Stock Plans, that Options which qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

      (d) PSS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PSS Common Stock for delivery upon the exercise of Options. As soon as practicable after the Effective Time, PSS shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PSS Common Stock subject to such Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, PSS shall administer the GSMS Stock Plans in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the GSMS Stock Plans complied with such rule prior to the Merger.

             3.6   GSMS WARRANTS.

      (a) At the Effective Time, PSS shall assume the obligations of GSMS under the GSMS common stock purchase warrants outstanding at the Effective Time and thereafter, upon exercise, the warrantholder shall receive the number of shares of PSS Common Stock equal to the product of (i) the Exchange Ratio and
(ii) the number of shares of GSMS Common Stock for which such warrant could have been exercised immediately prior to the Merger.

      (b) As soon as practicable after the Effective Time of the Merger, PSS shall deliver to the holders of the GSMS warrants appropriate notices setting forth such holders' rights pursuant to the applicable warrant agreements with respect thereto to the extent required by the terms of the warrant agreements with respect thereto.

      (c) PSS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PSS Common Stock for delivery upon exercise of the GSMS warrants. As soon as practicable after the Effective Time, PSS shall file a registration statement or registration statements on Form S-3 (or any successor or other appropriate form), with respect to the shares of PSS Common Stock issuable upon exercise of the warrants and shall use its reasonable efforts, subject to the terms of the warrant agreements, to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the warrant agreements require.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

             4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, PSS shall cause the exchange agent selected by PSS (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of GSMS Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of GSMS Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of GSMS Common Stock represented by Certificates that are not registered in the transfer records of GSMS, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as PSS and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of GSMS Common Stock (other than shares to be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.4, each holder of shares of GSMS Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of PSS Common Stock to which such holder may be otherwise entitled (without interest). PSS shall not be obligated to deliver the consideration to which any former holder of GSMS Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this
Section 4.1. Any other provision of this Agreement notwithstanding, neither PSS, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of GSMS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the stockholders of GSMS shall constitute ratification of the appointment of the Exchange Agent.

             4.2 RIGHTS OF FORMER GSMS STOCKHOLDERS. At the Effective Time, the stock transfer books of GSMS shall be closed as to holders of GSMS Common Stock immediately prior to the Effective Time and no transfer of GSMS Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of GSMS Common Stock (other than shares to be canceled pursuant to Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by GSMS in respect of such shares of GSMS Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of GSMS shall be entitled to vote after the Effective Time at any meeting of PSS stockholders the number of whole shares of PSS Common Stock into which their respective shares of GSMS Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing PSS Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PSS on the PSS Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of PSS Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PSS Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the PSS Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.


                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF GSMS

             GSMS hereby represents and warrants to PSS as follows:

             5.1 ORGANIZATION, STANDING, AND POWER. GSMS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Except as disclosed in Section 5.1 of the GSMS Disclosure Memorandum, GSMS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a GSMS Material Adverse Effect. The minute book and other organizational documents for GSMS have been made available to PSS for its review and, except as disclosed in Section 5.1 of the GSMS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

             5.2   AUTHORITY OF GSMS; NO BREACH BY AGREEMENT.

                   (a) GSMS has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GSMS, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GSMS Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by GSMS. Subject to such requisite stockholder approval, and assuming due authorization, execution and delivery by PSS and Merger Corp., this Agreement represents a legal, valid, and binding obligation of GSMS, enforceable against GSMS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by GSMS, nor the consummation by GSMS of the transactions contemplated hereby, nor compliance by GSMS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of GSMS's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any GSMS Subsidiary or any resolution adopted by the board of directors or the stockholders of any GSMS Entity, or (ii) except as disclosed in Section 5.2(b) of the GSMS Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GSMS Entity under, any Contract or Permit of any GSMS Entity, where such Default or Lien, or any failure to obtain such Consent, would have, individually or in the aggregate, a GSMS Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any GSMS Entity or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service, or under the HSR

Act, and other than Consents, filings, or notifications which, if not obtained or made, would not have, individually or in the aggregate, a GSMS Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GSMS of the Merger and the other transactions contemplated in this Agreement.

             5.3   CAPITAL STOCK.

                   (a) The authorized capital stock of GSMS consists of (i) 30,000,000 shares of GSMS Common Stock, of which 16,347,064 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of GSMS are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of capital stock of GSMS has been issued in violation of any preemptive rights of the current or past stockholders of GSMS.

                   (b) Except as set forth in Section 5.3(a), or as provided in the GSMS Stock Option Agreement, or as disclosed in Section 5.3(b) of the GSMS Disclosure Memorandum, there are no shares of capital stock or other equity securities of GSMS outstanding and no outstanding Equity Rights relating to the capital stock of GSMS.

             5.4 GSMS SUBSIDIARIES. GSMS has disclosed in Section 5.4 of the GSMS Disclosure Memorandum all of the GSMS Subsidiaries that are corporations (identifying with respect to each GSMS Subsidiary its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned by GSMS and percentage ownership interest represented by such share ownership) and all of the GSMS Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the GSMS Disclosure Memorandum, GSMS or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each GSMS Subsidiary. No capital stock (or other equity interest) of any GSMS Subsidiary is or may become required to be issued (other than to another GSMS Entity) by reason of any Equity Rights, and there are no Contracts by which any GSMS Subsidiary is bound to issue (other than to another GSMS Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any GSMS Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any GSMS Subsidiary (other than to another GSMS Entity). There are no Contracts relating to the rights of any GSMS Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any GSMS Subsidiary. All of the shares of capital stock (or other equity interests) of each GSMS Subsidiary held by a GSMS Entity are fully paid and non-assessable and are owned by the GSMS Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the GSMS Disclosure Memorandum, each GSMS Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Except as disclosed in Section 5.4 of the GSMS Disclosure Memorandum, each GSMS Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a GSMS Material Adverse Effect. The minute book and other organizational documents for each GSMS Subsidiary have been made available to PSS for its review, and, except as disclosed in Section
5.4 of the GSMS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

             5.5   SEC FILINGS; FINANCIAL STATEMENTS.

                   (a) GSMS has timely filed and made available to PSS all SEC Documents required to be filed by GSMS since it became subject to the periodic reporting requirements of the Securities Laws (the "GSMS

SEC Reports"). The GSMS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such GSMS SEC Reports or necessary in order to make the statements in such GSMS SEC Reports, in light of the circumstances under which they were made, not misleading. No GSMS Subsidiary is required to file any SEC Documents.

                   (b) Each of the GSMS Financial Statements (including, in each case, any related notes) contained in the GSMS SEC Reports, including any GSMS SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of GSMS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

             5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No GSMS Entity has any Liabilities except Liabilities which are accrued or reserved against in the consolidated balance sheets of GSMS as of December 31, 1996 and September 30, 1997, included in the GSMS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or incurred since September 30, 1997 in the ordinary course of business consistent with past practices, except those Liabilities which would not have a GSMS Material Adverse Effect. Except as disclosed in Section 5.6 of the GSMS Disclosure Memorandum, no GSMS Entity has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which would not have, individually or in the aggregate, a GSMS Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in
Section 5.6 of the GSMS Disclosure Memorandum, no GSMS Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $250,000.

             5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the GSMS Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the GSMS Disclosure Memorandum, (i) since December 31, 1996, there has been no GSMS Material Adverse Effect, and (ii) since September 30, 1997, the GSMS Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GSMS provided in Article 7.

             5.8   TAX MATTERS.

                   (a) All Tax Returns required to be filed by or on behalf of any of the GSMS Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the GSMS Financial Statements or as disclosed in Section 5.8 of the GSMS Disclosure Memorandum. GSMS's federal income Tax Returns have been audited by the IRS and accepted through December 31, 1995. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the GSMS Entities, except for any such Liens which would not have a GSMS Material Adverse Effect.

                   (b) Except as set forth in Section 5.8 of the GSMS Disclosure Memorandum, none of the GSMS Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) The provision for any Taxes due or to become due for any of the GSMS Entities for the period or periods through and including the date of the respective GSMS Financial Statements that has been made and is reflected on such GSMS Financial Statements is sufficient to cover all such Taxes.

                   (d) Deferred Taxes of the GSMS Entities have been provided for in accordance with GAAP.

                   (e) None of the GSMS Entities is a party to any Tax allocation or sharing agreement and none of the GSMS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was GSMS) or has any Liability for Taxes of any Person (other than GSMS and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                   (f) Each of the GSMS Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                   (g) Except as disclosed in Section 5.8 of the GSMS Disclosure Memorandum, none of the GSMS Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

                   (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the GSMS Entities that occurred during or after any Taxable Period in which the GSMS Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

                   (i) No GSMS Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

             5.9   ASSETS.

                   (a) Except as disclosed in Section 5.9 of the GSMS Disclosure Memorandum or as disclosed or reserved against in the GSMS Financial Statements, the GSMS Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which would not have a GSMS Material Adverse Effect.
All tangible properties used in the businesses of the GSMS Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with GSMS's past practices.

                   (b) All items of inventory, net of reserves, of the GSMS Entities reflected on the most recent balance sheet included in the GSMS Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices and conform to generally accepted standards in the industry in which the GSMS Entities are a part.

                   (c) The accounts receivable of the GSMS Entities as set forth on the most recent balance sheet included in the GSMS Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are recorded at the full amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the GSMS Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

                   (d) Except as disclosed in Section 5.9 of the GSMS Disclosure Memorandum, all Assets which are material to GSMS's business on a consolidated basis, held under leases or subleases by any of the GSMS Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                   (e) The GSMS Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the GSMS Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the GSMS Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $50,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any GSMS Entity under such policies.

                   (f) The Assets of the GSMS Entities include all Assets required to operate the business of the GSMS Entities as presently conducted.

             5.10 INTELLECTUAL PROPERTY. Each GSMS Entity owns or has a license to use all of the Intellectual Property used by such GSMS Entity in the course of its business. Each GSMS Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such GSMS Entity in connection with such GSMS Entity's business operations, and such GSMS Entity has the right to convey by sale or license any Intellectual Property so conveyed. No GSMS Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of GSMS threatened, which challenge the rights of any GSMS Entity with respect to Intellectual Property used, sold or licensed by such GSMS Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the GSMS Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.10 of the GSMS Disclosure Memorandum, no GSMS Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

             5.11  ENVIRONMENTAL MATTERS.

                   (a) Each GSMS Entity and its Properties are, and have been, in compliance with all Environmental Laws, except for violations which would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

                   (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any GSMS Entity or any of its Properties (or GSMS in respect of such Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any GSMS Entity or any of its Properties, except for such Litigation pending or threatened that would not have, individually or in the aggregate, a GSMS Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

                   (c) During the period of (i) any GSMS Entity's ownership or operation of any of their respective current Properties, or (ii) any GSMS Entity's holding of a security interest in a Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or reasonably likely to affect) such properties, except such as would not have, individually or in the aggregate, a

GSMS Material Adverse Effect. Prior to the period of (i) any GSMS Entity's ownership or operation of any of their respective current properties, or (ii) any GSMS Entity's holding of a security interest in a Property, to the Knowledge of GSMS, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such Property, except such as would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

             5.12 COMPLIANCE WITH LAWS. Except as disclosed in Section 5.12 of the GSMS Disclosure Memorandum, each GSMS Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a GSMS Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect. Except as disclosed in Section 5.12 of the GSMS Disclosure Memorandum, none of the GSMS Entities:

                   (a) is in Default under any of the provisions of its Certificate or Articles of Incorporation or Bylaws (or other governing instruments);

                   (b) is in Default under any Laws, Orders, or Permits applicable to it or by which its properties are bound, except for Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect; or

                   (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GSMS Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance would have, individually or in the aggregate, a GSMS Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which would have, individually or in the aggregate, a GSMS Material Adverse Effect, or (iii) requiring any GSMS Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to PSS.

             5.13 LABOR RELATIONS. No GSMS Entity is the subject of any Litigation asserting that it or any other GSMS Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GSMS Entity to bargain with any labor organization as to wages or conditions of employment, nor is any GSMS Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any GSMS Entity, pending or threatened, or to the Knowledge of GSMS, is there any activity involving any GSMS Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             5.14  EMPLOYEE BENEFIT PLANS.

                   (a) GSMS has disclosed in Section 5.14 of the GSMS Disclosure Memorandum, and has delivered or made available to PSS prior to the execution of this Agreement copies in each case of, all pension, retirement, profit- sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GSMS Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GSMS Benefit Plans"). Any of the GSMS Benefit Plans which is an

"employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GSMS ERISA Plan." Each GSMS ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "GSMS Pension Plan." No GSMS Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                   (b) All GSMS Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which would have, individually or in the aggregate, a GSMS Material Adverse Effect. Each GSMS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GSMS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No GSMS Entity has engaged in a transaction with respect to any GSMS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GSMS Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                   (c) No GSMS Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a GSMS Pension Plan,
(ii) no change in the actuarial assumptions with respect to any GSMS Pension Plan, and (iii) no increase in benefits under any GSMS Pension Plan as a result of plan amendments or changes in applicable Law which would have, individually or in the aggregate, a GSMS Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any GSMS Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any GSMS Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA.
No GSMS Entity has provided, or is required to provide, security to a GSMS Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                   (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any GSMS Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No GSMS Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any GSMS Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                   (e) Except as disclosed in Section 5.14 of the GSMS Disclosure Memorandum, no GSMS Entity has any Liability for retiree health and life benefits under any of the GSMS Benefit Plans and there are no restrictions on the rights of such GSMS Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

                   (f) Except as disclosed in Section 5.14 of the GSMS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any GSMS Entity from any GSMS Entity under any GSMS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GSMS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                   (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GSMS Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the GSMS Financial Statements to the extent required by and in accordance with GAAP.

             5.15 MATERIAL CONTRACTS. Except as disclosed in Section 5.15 of the GSMS Disclosure Memorandum or otherwise reflected in the GSMS Financial Statements, none of the GSMS Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any GSMS Entity or the guarantee by any GSMS Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any GSMS Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among GSMS Entities, (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $250,000), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by GSMS with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9(d) and (e) and 5.14(a), the "GSMS Contracts"). With respect to each GSMS Contract and except as disclosed in Section 5.15 of the GSMS Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no GSMS Entity is in Default thereunder, other than Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect; (iii) no GSMS Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of GSMS, in Default in any respect, other than Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any GSMS Entity for money borrowed is prepayable at any time by such GSMS Entity without penalty or premium.

             5.16 LEGAL PROCEEDINGS. Except as disclosed in Section 5.16 of the GSMS Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of GSMS, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GSMS Entity, or against any director, employee or employee benefit plan of any GSMS Entity, or against any Asset, interest, or right of any of them, that would have, individually or in the aggregate, a GSMS Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GSMS Entity, that would have, individually or in the aggregate, a GSMS Material Adverse Effect. Section 5.16 of the GSMS Disclosure Memorandum contains a summary of all Litigation pending as of the date of this Agreement to which any GSMS Entity is a party and which names a GSMS Entity as a defendant or cross-defendant.

             5.17 REPORTS. Since January 1, 1993, or the date of organization if later, each GSMS Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which would not have, individually or in the aggregate, a GSMS Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any GSMS Entity or any Affiliate thereof to PSS pursuant to this Agreement or any other document, agreement, or instrument delivered pursuant hereto contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GSMS Entity or, to GSMS's Knowledge, any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by a GSMS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of GSMS and PSS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any GSMS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             5.19 ACCOUNTING, TAX AND REGULATORY MATTERS. No GSMS Entity or, to GSMS's Knowledge, any Affiliate thereof has taken or agreed to take any action that will (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             5.20 STATE TAKEOVER LAWS. Each GSMS Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws") under the DGCL.

             5.21 OPINION OF FINANCIAL ADVISOR. GSMS has received the opinion of NationsBanc Montgomery Securities, Inc., dated the date of this Agreement, to the effect that, as of the date thereof, the Exchange Ratio is fair, from a financial point of view, to the holders of GSMS Common Stock, a signed copy of which will be delivered to PSS promptly after receipt thereof.

             5.22 BOARD RECOMMENDATION. The Board of Directors of GSMS, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the GSMS Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders and
(ii) resolved to recommend that the holders of the shares of GSMS Common Stock approve this Agreement.


                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF PSS

             PSS hereby represents and warrants to GSMS as follows:

             6.1 ORGANIZATION, STANDING, AND POWER. PSS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. PSS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a PSS Material Adverse Effect. The minute book and other organizational documents for PSS have been made available to GSMS for its review and, except as disclosed in Section 6.1 of the PSS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

             6.2   AUTHORITY OF PSS; NO BREACH BY AGREEMENT.

                   (a) PSS has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PSS, subject to the approval of (i) an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS, and (ii) the issuance of the shares of PSS Common Stock pursuant to the Merger by a majority of the votes cast at the PSS Stockholders' Meeting (assuming for such purpose that the votes cast in respect of such proposal represent a majority of the outstanding PSS Common Stock), which are the only stockholder votes required for approval of this Agreement and consummation of the merger by PSS. Subject to such requisite stockholder approval, and assuming due authorization, execution and delivery by GSMS, this Agreement represents a legal, valid, and binding obligation of PSS, enforceable against PSS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by PSS or Merger Corp., nor the consummation by PSS or Merger Corp. of the transactions contemplated hereby, nor compliance by PSS or Merger Corp. with any of the provisions hereof, will (i) subject to the approval of an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS, conflict with or result in a breach of any provision of PSS's Articles of Incorporation or Merger Corp.'s Certificate of Incorporation or either of their Bylaws or any resolution adopted by the board of directors or the stockholders of any PSS Entity, or (ii) except as disclosed in Section 6.2(b) of the PSS Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PSS Entity under, any Contract or Permit of any PSS Entity, where such Default or Lien, or any failure to obtain such Consent, would have, individually or in the aggregate, a PSS Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any PSS Entity or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, would not have, individually or in the aggregate, a PSS Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PSS or Merger Corp. of the Merger and the other transactions contemplated in this Agreement.

             6.3   CAPITAL STOCK.

                   (a) The authorized capital stock of PSS consists of (i) 60,000,000 shares of PSS Common Stock, of which 40,696,097 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of PSS Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of PSS Capital Stock are, and all of the shares of PSS Common Stock to be issued in exchange for shares of GSMS Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and non-assessable. None of the outstanding shares of PSS Capital Stock has been, and none of the shares of PSS Common Stock to be issued in exchange for shares of GSMS Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of PSS.

                   (b) Except as set forth in Section 6.3(a) or in the PSS Stock Option Agreement, or as disclosed in Section 6.3(b) of the PSS Disclosure Memorandum, there are no shares of capital stock or other equity securities of PSS outstanding and no outstanding Equity Rights relating to the capital stock of PSS.

             6.4 PSS SUBSIDIARIES. PSS has disclosed in Section 6.4 of the PSS Disclosure Memorandum all of the PSS Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the PSS Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the PSS Disclosure Memorandum, PSS or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each PSS Subsidiary. No capital stock (or other equity interest) of any PSS Subsidiary are or may become required to be issued (other than to another PSS Entity) by reason of any Equity Rights, and there are no Contracts by which any PSS Subsidiary is bound to issue (other than to another PSS Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any PSS Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any PSS Subsidiary (other than to another PSS Entity). There are no Contracts relating to the rights of any PSS Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any PSS Subsidiary. All of the shares of capital stock (or other equity interests) of each PSS Subsidiary held by a PSS Entity are fully paid and non-assessable and are owned by the PSS Entity free and clear of any Lien. Except as disclosed in Section 6.4 of the PSS Disclosure Memorandum, each PSS Subsidiary is a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each PSS Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a PSS Material Adverse Effect. The minute book and other organizational documents for each PSS Subsidiary have been made available to GSMS for its review, and, except as disclosed in Section 5.4 of the PSS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

             6.5   SEC FILINGS; FINANCIAL STATEMENTS.

                   (a) PSS has timely filed and made available to GSMS all SEC Documents required to be filed by PSS since it became subject to the periodic reporting requirements of the Securities Laws (the "PSS SEC Reports"). The PSS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such PSS SEC Reports or necessary in order to make the statements in such PSS SEC Reports, in light of the circumstances under which they were made, not misleading. No PSS Subsidiary is required to file any SEC Documents.

                   (b) Each of the PSS Financial Statements (including, in each case, any related notes) contained in the PSS SEC Reports, including any PSS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of PSS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

             6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No PSS Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PSS as of March 28, 1997 and September 30, 1997, included in the PSS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or except as disclosed in Section 6.6 of the PSS Disclosure Memorandum, incurred since September 30,

1997 in the ordinary course of business consistent with past practices, except those Liabilities which would not have a PSS Material Adverse Effect. Except as disclosed in Section 6.6 of the PSS Disclosure Memorandum, no PSS Entity has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which would have, individually or in the aggregate, a PSS Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

             6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the PSS Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the PSS Disclosure Memorandum, (i) since March 28, 1997, there has been no PSS Material Adverse Effect, and (ii) since September 30, 1997, the PSS Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PSS provided in Article 7.

             6.8   TAX MATTERS.

                   (a) All Tax Returns required to be filed by or on behalf of any of the PSS Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before March 28, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the PSS Financial Statements or as disclosed in Section 6.8 of the PSS Disclosure Memorandum. PSS's federal income Tax Returns have been audited and accepted through March 31, 1994. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the PSS entities, except for any such Liens which would not have a PSS Material Adverse Effect.

                   (b) None of the PSS Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) The provision for any Taxes due or to become due for any of the PSS Entities for the period or periods through and including the date of the respective PSS Financial Statements that has been made and is reflected on such PSS Financial Statements is sufficient to cover all such Taxes.

                   (d) Deferred Taxes of the PSS Entities have been provided for in accordance with GAAP.

                   (e) None of the PSS Entities is a party to any Tax allocation or sharing agreement and none of the PSS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PSS) or has any Liability for Taxes of any Person (other than PSS and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                   (f) Each of the PSS Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                   (g) Except as disclosed in Section 6.8 of the PSS Disclosure Memorandum, none of the PSS Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

                   (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the PSS Entities that occurred during or after any Taxable Period in which the PSS Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

                   (i) Except as set forth in Section 6.8 of the PSS Disclosure Memorandum, no PSS Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

             6.9   ASSETS.

                   (a) Except as disclosed in Section 6.9 of the PSS Disclosure Memorandum or as disclosed or reserved against in the PSS Financial Statements, the PSS Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which would not have a PSS Material Adverse Effect. All tangible properties used in the businesses of the PSS Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PSS's past practices.

                   (b) All items of inventory, net of reserves, of the PSS Entities reflected on the most recent balance sheet included in the PSS Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices and conform to generally accepted standards in the industry in which the PSS Entities are a part.

                   (c) The accounts receivable of the PSS Entities as set forth on the most recent balance sheet included in the PSS Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are recorded at the full amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the PSS Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

                   (d) All Assets which are material to PSS's business on a consolidated basis, held under leases or subleases by any of the PSS Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                   (e) The PSS Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations. None of the PSS Entities has received notice from any insurance carrier that
(i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the PSS Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices have been given by any PSS Entity under such policies.

                   (f) The Assets of the PSS Entities include all assets required to operate the business of the PSS Entities as presently conducted.

             6.10 INTELLECTUAL PROPERTY. Each PSS Entity owns or has a license to use all of the Intellectual Property used by such PSS Entity in the course of its business. Each PSS Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such PSS Entity in connection with such PSS Entity's business operations, and such PSS Entity has the right to convey by sale or license any Intellectual Property so conveyed. No PSS Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of PSS threatened, which challenge the rights of any PSS Entity with respect to Intellectual Property used, sold or licensed by such PSS Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.
The conduct of the business of the PSS Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.10 of the PSS Disclosure Memorandum, no PSS Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

             6.11  ENVIRONMENTAL MATTERS.

                   (a) Each PSS Entity and its Properties are, and have been, in compliance with all Environmental Laws, except for violations which would not have, individually or in the aggregate, a PSS Material Adverse Effect.

                   (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any PSS Entity or any of its Properties (or PSS in respect of such Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any PSS Entity or any of its Properties, except for such Litigation pending or threatened that would not have, individually or in the aggregate, a PSS Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as would not have, individually or in the aggregate, a PSS Material Adverse Effect.

                   (c) During the period of (i) any PSS Entity's ownership or operation of any of their respective current properties, or (ii) any PSS Entity's holding of a security interest in a Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or reasonably likely to affect) such Properties, except such as would not have, individually or in the aggregate, a PSS Material Adverse Effect. Prior to the period of (i) any PSS Entity's ownership or operation of any of their respective current properties, or (ii) any PSS Entity's holding of a security interest in a Property, to the Knowledge of PSS, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such Property, except such as would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

             6.12 COMPLIANCE WITH LAWS. Each PSS Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a PSS Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not have, individually or in the aggregate, a PSS Material Adverse Effect. Except as disclosed in Section 6.12 of the PSS Disclosure Memorandum, none of the PSS Entities:

                   (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

                   (b) is in Default under any Laws, Orders or Permits applicable to it or by which its properties are bound, except for Defaults which would not have, individually or in the aggregate, a PSS Material Adverse Effect; or

                   (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any PSS Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance would have, individually or in the aggregate, a PSS Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which would have, individually or in the aggregate, a PSS Material Adverse Effect, or (iii) requiring any PSS Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to GSMS.

             6.13 LABOR RELATIONS. No PSS Entity is the subject of any Litigation asserting that it or any other PSS Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other PSS Entity to bargain with any labor organization as to wages or conditions of employment, nor is any PSS Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any PSS Entity, pending or threatened, or to the Knowledge of PSS, is there any activity involving any PSS Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             6.14  EMPLOYEE BENEFIT PLANS.

                   (a) PSS has delivered or made available to GSMS prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PSS Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PSS Benefit Plans"). Any of the PSS Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PSS ERISA Plan." Each PSS ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "PSS Pension Plan." No PSS Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                   (b) All PSS Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect. Each PSS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PSS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No PSS Entity has engaged in a transaction with respect to any PSS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PSS Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                   (c) No PSS Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a PSS Pension Plan,
(ii) no change in the actuarial assumptions with respect to any PSS Pension Plan, and (iii) no increase in benefits under any PSS Pension Plan as a result of plan amendments or changes in applicable Law which would have, individually or in the aggregate, a PSS Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any PSS Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any PSS Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA.
No PSS Entity has provided, or is required to provide, security to a PSS Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                   (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any PSS Entity with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No PSS Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PSS Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                   (e) Except as disclosed in Section 6.14 of the PSS Disclosure Memorandum, no PSS Entity has any Liability for retiree health and life benefits under any of the PSS Benefit Plans and there are no restrictions on the rights of such PSS Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

                   (f) Except as disclosed in Section 6.14 of the PSS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any PSS Entity from any PSS Entity under any PSS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PSS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                   (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any PSS Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the PSS Financial Statements to the extent required by and in accordance with GAAP.

             6.15 MATERIAL CONTRACTS. Except as disclosed in Section 6.15 of the PSS Disclosure Memorandum or otherwise reflected in the PSS Financial Statements, none of the PSS Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any PSS Entity or the guarantee by any PSS Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contract which prohibits or restricts any PSS Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual contract not in excess of $250,000, or (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by PSS with the SEC as of the date of this Agreement that has not been filed as an exhibit to PSS's Form 10-K filed for the fiscal year ended March 28, 1997, or in an SEC Document and identified to GSMS (together with all Contracts referred to in Sections 6.9(d) and (e) and 6.14(a), the "PSS Contracts"). With respect to each PSS Contract and except as disclosed in Section 6.15 of the PSS Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no PSS Entity is in Default thereunder, other than Defaults which would not have, individually or in the aggregate, a PSS Material Adverse Effect; (iii) no PSS Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of PSS, in Default in any respect, other than Defaults which would not have, individually or in the aggregate, a PSS Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any PSS Entity for money borrowed is prepayable at any time by such PSS Entity without penalty or premium.

             6.16 LEGAL PROCEEDINGS. There is no Litigation pending, or, to the Knowledge of PSS, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PSS Entity, or against any director, employee or employee benefit plan of any PSS Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PSS Entity, that are reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect. Section 6.16 of the PSS Disclosure Memorandum contains a summary of all Litigation pending as of the date of this Agreement to which any PSS Entity is a party and which names a PSS Entity as a defendant or cross-defendant or for which any PSS Entity has potential Liability.

             6.17 REPORTS. Except as disclosed in Section 6.17 of the PSS Disclosure Memorandum, since January 1, 1993, or the date of organization if later, each PSS Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             6.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any PSS Entity or any Affiliate thereof to GSMS pursuant to this Agreement or any other document, agreement or instrument delivered pursuant hereto contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PSS Entity or, to PSS's Knowledge, any Affiliate thereof for inclusion in the Registration Statement to be filed by PSS with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PSS Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by any PSS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of GSMS and PSS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any PSS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             6.19 AUTHORITY OF MERGER CORP. Merger Corp. was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Merger Corp. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of PSS. The authorized capital stock of Merger Corp. shall consist of 1,000 shares of Merger Corp. Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by PSS free and clear of any Lien. Merger Corp. has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corp.. This Agreement represents a legal, valid, and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). PSS, as the sole stockholder of Merger Corp., will vote prior to the Effective Time the shares of Merger Corp. Common Stock in favor of approval of this Agreement, as and to the extent required by applicable Law and no other vote of holders of securities of Merger Corp. is necessary.

             6.20 ACCOUNTING, TAX AND REGULATORY MATTERS. No PSS Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             6.21 OPINION OF FINANCIAL ADVISOR. PSS has received the opinion of BT Alex. Brown Incorporated, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to PSS and its shareholders, a signed copy of which will be delivered to GSMS promptly after receipt thereof.

             6.22 BOARD RECOMMENDATION. The Board of Directors of PSS, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the PSS Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders and (ii) resolved to recommend that the holders of the shares of PSS Common Stock approve this Agreement.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

             7.1 AFFIRMATIVE COVENANTS OF GSMS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PSS shall have been obtained, which consent will not be unreasonably withheld, and except as otherwise expressly contemplated herein or as disclosed in Section 7.1 of the GSMS Disclosure Memorandum, GSMS shall and shall cause each of its Subsidiaries to
(a) operate its business only in the usual, regular, and ordinary course, (b) use commercially reasonable efforts consistent with past practices and policies to preserve intact its business organization and Assets, (c) use commercially reasonable efforts consistent with past practices and policies to keep available the services of the present officers, employees and consultants of GSMS and its subsidiaries and to preserve the present relationship of GSMS and its Subsidiaries with customers, suppliers and other persons, and (d) take no action which would (i) materially and adversely affect the ability of any Party to obtain any material Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

             7.2 NEGATIVE COVENANTS OF GSMS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PSS shall have been obtained, which consent will not be unreasonably withheld, and except as otherwise expressly contemplated herein, GSMS covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                   (a) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any GSMS Entity, or

                   (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a GSMS Entity to another GSMS Entity) in excess of an aggregate of $250,000 (for the GSMS Entities on a consolidated basis) except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, on any material Asset of any GSMS Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the GSMS Disclosure Memorandum); or

                   (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any GSMS Entity, or declare or pay any dividend or make any other distribution in respect of GSMS's capital stock; or

                   (d) except for this Agreement, or pursuant to the exercise of stock options or common stock purchase warrants outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the GSMS Stock Option Agreement, or as disclosed in Section 7.2(d) of the GSMS Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GSMS Common Stock or any other capital stock of any GSMS Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

                   (e) adjust, split, combine or reclassify any capital stock of any GSMS Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GSMS Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any GSMS Subsidiary (unless any such shares of stock are sold or otherwise transferred to another GSMS Entity) or (y) any material Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                   (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, and except as set forth in Section 7.2(f) of the GSMS Disclosure Memorandum, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned GSMS Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                   (g) grant any increase in compensation or benefits to the employees or officers of any GSMS Entity, except as disclosed in Section 7.2(g) of the GSMS Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than consistent with policies or with written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the GSMS Disclosure Memorandum; and enter into or amend any severance agreements with officers of any GSMS Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any GSMS Entity except in accordance with past practice disclosed in Section 7.2(g) of the GSMS Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

                   (h) enter into or amend any employment Contract between any GSMS Entity and any Person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by Law) that the GSMS Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                   (i) adopt any new employee benefit plan of any GSMS Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any GSMS Entity other than as disclosed in Section 7.2(i) of the GSMS Disclosure Memorandum or any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                   (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                   (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any GSMS Entity for material money damages or restrictions upon the operations of any GSMS Entity; or

                   (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims.

             7.3 COVENANTS OF PSS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of GSMS shall have been obtained, which consent will not be unreasonably withheld, and except as otherwise expressly contemplated herein, PSS covenants and agrees that it shall and shall cause each of its Subsidiaries to (w) operate its business only in the usual, regular, and ordinary course, (x) use commercially reasonable efforts consistent with past practices and policies to preserve intact its business organization and Assets and maintain its rights and franchises, (y) use commercially reasonable efforts consistent with past practices and policies to keep available the services of the present officers, employees and consultants of PSS and its subsidiaries and to preserve the present relationship of PSS and its Subsidiaries with customers, suppliers and other persons, and (z) take no action which would (i) materially and adversely affect the ability of any Party to obtain any material Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any PSS Entity from discontinuing or disposing of any of its Assets or business which is not material if such action is, in the judgment of PSS, desirable in the conduct of the business of PSS and its Subsidiaries. PSS further covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of GSMS, which consent shall not be unreasonably withheld:

                   (a) amend the Articles of Incorporation or Bylaws of PSS, in each case, in any manner adverse to the holders of GSMS Common Stock;

                   (b) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in applicable Tax Laws or regulatory accounting requirements or GAAP;

                   (c) except for this Agreement, or pursuant to the PSS Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PSS Common Stock or any other capital stock of any PSS Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; provided, however, that nothing contained herein shall prevent or limit PSS from issuing (i) employee stock options in the ordinary course of business and consistent with past practices, or (ii) issuing securities in connection with business acquisitions of third parties, unless the issuance of such securities would require the approval of the shareholders of PSS under applicable Law; or

                   (d) enter into any agreement with any Person to acquire the business of such Person for a purchase price in excess of $75,000,000 whether payable in shares of PSS Common Stock, cash, or notes.

Notwithstanding anything contained in Section 7.3 or elsewhere in this Agreement to the contrary, PSS may adopt, prior to the Effective Time, a shareholder protection rights agreement and declare a dividend of one right thereunder for each share of PSS Common Stock outstanding as of a record date and the adoption of such a shareholder protection rights agreement and the declaration of such a dividend shall not constitute a breach or violation of any representation, warranty, covenant or agreement of PSS contained in this Agreement.

             7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

             7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in all material respects in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

             8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, PSS shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of PSS Common Stock upon consummation of the Merger. GSMS shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as PSS may reasonably request in connection with such action. GSMS shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Merger and such other related matters as it deems appropriate. PSS shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of PSS Common Stock pursuant to the Merger and such other related matters as it deems appropriate, including an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS. In connection with the Stockholders' Meetings, (i) GSMS and PSS shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of GSMS and PSS shall recommend to their respective stockholders the approval of the matters submitted for approval (unless the Board of Directors of either PSS or GSMS, after having consulted with and considered the advice of outside legal counsel, determines in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to its stockholders under applicable law), and (iv) the Board of Directors and officers of GSMS and PSS shall use their commercially reasonable efforts to obtain such stockholders' approval (unless the Board of Directors of GSMS or PSS, after having consulted with and considered the advice of outside counsel, determines in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to GSMS's stockholder under applicable law). PSS and GSMS shall make all necessary filings with respect to the Merger under the Securities Laws.

             8.2 NASDAQ LISTING. PSS shall use its reasonable efforts to list on the Nasdaq National Market, (i) prior to the Effective Time, the shares of PSS Common Stock to be issued to the holders of GSMS Common Stock pursuant to the Merger, and (ii) not later than the effective date of any registration statement filed with the SEC pursuant to Section 3.5(d) hereof, the PSS Common Stock underlying the Options and the GSMS common stock purchase warrants. PSS shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

             8.3 APPLICATIONS; ANTITRUST NOTIFICATION. PSS shall promptly prepare and file, and GSMS shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

             8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, GSMS shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

             8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the GSMS Stock Option Agreement or the PSS Stock Option Agreement, as applicable. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain all material Consents necessary or desirable (in the good faith judgment of the Board of Directors of such Party) for the consummation of the transactions contemplated by this Agreement.

             8.6   INVESTIGATION AND CONFIDENTIALITY.

                   (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                   (b) The Parties' respective obligations under the Confidentiality Agreement are hereby reaffirmed and adopted, and incorporated by reference herein.

                   (c) GSMS shall use its commercially reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to GSMS to preserve the confidentiality of the information relating to the GSMS Entities provided to such Persons and their Affiliates and Representatives.

                   (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable.

             8.7 PRESS RELEASES. Prior to the Effective Time, GSMS and PSS shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

             8.8 NO SOLICITATION. Except with respect to this Agreement and the transactions contemplated hereby, no GSMS Entity or PSS Entity nor any Affiliate thereof nor any Representatives thereof retained by any GSMS Entity or any PSS Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of GSMS or PSS, as the case may be, after having consulted with and considered the advice of outside counsel, determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to its stockholders under applicable law, no GSMS Entity or PSS Entity, as the case may be, or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but GSMS or PSS, as the case may be, may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Any actions by a Party pursuant to the preceding sentence will not constitute a breach of Section 8.8 or any other provision hereof. Either Party shall promptly advise the other following the receipt of any Acquisition Proposal and the details thereof, including, without limitation, the proposed acquisition price and acquiror, and advise such other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Each Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

             8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

             8.10 STATE TAKEOVER LAWS. Each GSMS Entity and each Stockholder shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law under the DGCL.

             8.11  AGREEMENTS OF AFFILIATES.  GSMS has disclosed in Section
8.11 of the GSMS Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of GSMS for purposes of Rule 145 under the 1933 Act. GSMS shall use its reasonable efforts to cause each such Person to deliver to PSS not later than 10 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2.1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of GSMS Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of PSS Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, because the Merger is to be accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of PSS and GSMS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Because the Merger is to be accounted for using the pooling-of-interests method of accounting, shares of PSS Common Stock issued to such affiliates of GSMS in exchange for shares of GSMS Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of PSS and GSMS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.11 (and PSS shall be entitled to place restrictive legends upon certificates for shares of PSS Common Stock issued to affiliates of GSMS pursuant to this Agreement to enforce the provisions of this Section 8.11). PSS shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of PSS Common Stock by such affiliates.

PSS has disclosed in Section 8.11 of the PSS Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of PSS. PSS shall use its reasonable efforts to cause each such Person to execute and deliver not later than 10 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2.2, providing that such Person shall not sell, pledge, transfer or otherwise dispose of any shares of PSS Common Stock until such time as financial results covering at least 30 days of combined operations of PSS and GSMS have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies.

             8.12 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, PSS shall provide generally to officers and employees of the GSMS Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of PSS Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PSS Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of PSS retirement plans) benefit accrual under PSS's employee benefit plans, the service of the employees of the GSMS Entities prior to the Effective Time shall be treated as service with a PSS Entity participating in such employee benefit plans. PSS also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.12 of the GSMS Disclosure Memorandum to PSS between any GSMS Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the GSMS Benefit Plans.

             8.13  INDEMNIFICATION AND INSURANCE.

             (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of GSMS on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of GSMS, unless such modification is required by law.

             (b) After the Effective Time, PSS will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of GSMS (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent and subject to the terms of GSMS's Certificate of Incorporation and Bylaws or any indemnification agreement with GSMS officers and directors to which GSMS is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, and subject to GSMS's Certificate of Incorporation or Bylaws or any applicable indemnification agreement in effect on this date, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, PSS shall, or cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

             (d) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of GSMS occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of six years after the Effective Time (whether arising before or after the Effective Time), such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time, and subject to GSMS's Certificate of Incorporation or Bylaws or any applicable indemnification agreement in effect on this date, the Surviving Corporation and PSS shall pay the reasonable fees and expenses of such counsel promptly after statements therefor are received and the Surviving Corporation and PSS will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation not PSS shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

             (e) PSS will cause the Surviving Corporation to obtain "tail" directors' and officers' liability insurance to be effective for a period of six (6) years following the Effective Time, covering those persons who are currently covered by GSMS's directors' and officers' liability insurance policy (a copy of which has been made available to PSS) on terms comparable to those now applicable to directors and officers of GSMS; provided, that in no event shall the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid for such coverage; and provided, further, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

             8.14  VOTING AGREEMENTS.   Simultaneously with execution and
delivery of this Agreement, PSS and certain shareholders of GSMS have entered into the GSMS Voting Agreement in the form of Exhibit 5.1 hereto and GSMS and certain shareholders of PSS have entered into the PSS Voting Agreement in the form of Exhibit 5.2 hereto.

             8.15  ACCOUNTANTS' LETTERS.

             (a) GSMS shall cause PSS to receive from Ernst & Young LLP letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding GSMS, in form and substance reasonably satisfactory to PSS, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard Nos. 72 and 75.

             (b) PSS shall cause GSMS to receive from Arthur Andersen LLP letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding PSS, in form and substance reasonably satisfactory to GSMS, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard Nos. 72 and 75.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

             9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

                   (a) STOCKHOLDER APPROVAL. The stockholders of GSMS shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The stockholders of PSS shall have approved (i) the issuance of shares of PSS Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD, and (ii) an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS.

                   (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of PSS would so materially and adversely impact the conduct of the combined businesses of GSMS and PSS that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                   (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would have, individually or in the aggregate, a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable.

                   (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

                   (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PSS Common Stock issuable pursuant to the Merger shall have been received.

                   (f) NASDAQ LISTING. The shares of PSS Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

                   (g) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of GSMS Common Stock for PSS Common Stock will not give rise to gain or loss to the stockholders of GSMS with respect to such exchange (except to the extent of any cash received), and (iii) none of GSMS, Merger Corp. or PSS will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of GSMS and PSS reasonably satisfactory in form and substance to such counsel.

             9.2 CONDITIONS TO OBLIGATIONS OF PSS. The obligations of PSS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PSS pursuant to Section 11.6(a):

                   (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of GSMS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

                   (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of GSMS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                   (c) CERTIFICATES. GSMS shall have delivered to PSS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to GSMS and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by GSMS's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PSS and its counsel shall request.

                   (d) OPINION OF COUNSEL. PSS shall have received an opinion of Testa, Hurwitz & Thibeault LLP, counsel to GSMS, dated as of the Effective Time, in form reasonably acceptable to PSS, and substantially covering such matters set forth in Exhibit 3.

                   (e) POOLING LETTERS. PSS shall have received letters, addressed to PSS, in form and substance reasonably acceptable to PSS, from Arthur Andersen LLP, dated the date of this Agreement to the effect that PSS and its Subsidiaries qualify as an entity that may be a party to a business combination for which the pooling-of- interests accounting method would be available, and dated as of the Effective Time to the effect that the Merger will qualify for pooling-of-interests accounting treatment. PSS also shall have received letters, dated the date of this Agreement and as of the Effective Time, addressed to PSS, in form and substance reasonably acceptable to PSS, from Ernst & Young LLP to the effect that GSMS and its Subsidiaries qualify as an entity that may be party to a business combination for which the pooling-of-interest accounting method would be available.

                   (f) AFFILIATES AGREEMENTS. PSS shall have received from each affiliate of GSMS and each affiliate of PSS the affiliates letters referred to in Section 8.11.

                   (g) HIXON EMPLOYMENT. Hixon shall have executed and delivered to PSS an employment agreement in form and substance reasonably satisfactory to PSS and on terms and conditions no less favorable to Hixon than those contained in the Hixon Employment Agreement.

             9.3 CONDITIONS TO OBLIGATIONS OF GSMS. The obligations of GSMS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GSMS pursuant to Section 11.6(b):

                   (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PSS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

                   (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of PSS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                   (c) CERTIFICATES. PSS shall have delivered to GSMS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to PSS and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by PSS's Board of Directors and stockholders and Merger Corp.'s Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GSMS and its counsel shall request.

                   (d) OPINION OF COUNSEL. GSMS shall have received an opinion of Alston & Bird LLP, counsel to PSS, dated as of the Effective Time, in form reasonably acceptable to GSMS, and substantially covering such matters set forth in Exhibit 4.

                   (e) POOLING LETTERS. GSMS shall have received letters, addressed to GSMS, in form and substance reasonably acceptable to GSMS, from Arthur Andersen LLP, dated the date of this Agreement to the effect that PSS and its Subsidiaries qualify as an entity that may be a party to a business combination for which the pooling-of- interests accounting method would be available, and dated as of the Effective Time to the effect that the Merger will qualify for pooling-of-interests accounting treatment. GSMS also shall have received letters, dated the date of this Agreement and as of the Effective Time, addressed to GSMS, in form and substance reasonably acceptable to GSMS, from Ernst & Young LLP to the effect that GSMS and its Subsidiaries qualify as a business entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available.

                                (f)   AFFILIATES AGREEMENTS.  GSMS shall have
      received from each affiliate of GSMS and each affiliate of PSS the affiliates letters referred to in Section 8.11.


                                   ARTICLE 10
                                  TERMINATION

             10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of GSMS and PSS or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                   (a)    By mutual consent of PSS and GSMS; or

                   (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, such that the conditions set forth in Sections 9.2(a) and 9.3(a), as applicable, would not then be satisfied by the breaching Party; or

                   (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, such that the conditions set forth in Sections 9.2(b) and 9.3(b), as applicable, would not then be satisfied by the breaching Party; or

                   (d) By either Party (provided that the terminating Party in not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal such that the conditions set forth in Section 9.1(c) would not be satisfied, or (ii) the stockholders of GSMS or PSS fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meetings where such matters were presented to such stockholders for approval and voted upon; or

                   (e) By either Party in the event that the Merger shall not have been consummated by June 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                   (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
      Section 10.1(e); or

                   (g) by either Party, if: (i) the Board of Directors of GSMS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to the stockholders of GSMS, or has entered into an agreement with any Person (other than PSS) to effect an alternative Acquisition Proposal or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of GSMS Common Stock is commenced and the Board of Directors of GSMS recommends that the stockholders of the Company tender their shares in such tender or exchange offer; provided that GSMS shall not be entitled to exercise any termination rights under clause (i) or (ii) of this Section 10.1(g) unless (x) any action of the Board of Directors of GSMS is taken in good faith by the Board of Directors of GSMS after consultation with and consideration of the advice of its outside counsel and financial advisors, in order to discharge properly its fiduciary duties to its stockholders and (y) such Party has complied with its obligations in Section 8.8;

                   (h) by PSS, if the Board of Directors of GSMS shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to PSS, provided that PSS is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

                   (i) by either Party, if: (i) the Board of Directors of PSS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to the stockholders of PSS, or has entered into an agreement with any Person (other than GSMS) to effect an Acquisition Proposal or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of PSS Common Stock is commenced and the Board of Directors of PSS recommends that the stockholders of PSS tender their shares in such tender or exchange offer; provided that PSS shall not be entitled to exercise any termination rights under clause (i) or (ii) of this Section 10.1(g) unless (x) any such Acquisition Proposal is conditioned upon the termination by PSS of this Agreement, (y) any action of the Board of Directors of PSS is taken in good faith by the Board of Directors of PSS after consultation with and consideration of the advice of its outside counsel and financial advisors, in order to discharge properly its fiduciary duties to its stockholders and (z) such Party has complied with its obligations in Section 8.8; or

                   (j) By GSMS, if the Board of Directors of PSS shall withdraw, modify or change its approval or recommendation of the issuance of the PSS Common Stock pursuant to this Agreement, provided that GSMS is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

             10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreements shall be governed by their own terms as to their termination.

             10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.12 and 8.13


                                   ARTICLE 11
                                 MISCELLANEOUS

             11.1  DEFINITIONS.

                   (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                   "1933 ACT" shall mean the Securities Act of 1933, as amended.

                   "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                   "ACQUISITION PROPOSAL" with respect to a Party shall mean
      (a) a merger, consolidation or similar transaction in which the Party is not the surviving corporation or shall become a subsidiary of another corporation, (b) except as permitted pursuant to the terms of this Agreement, the disposition, by sale, lease, exchange or otherwise, of Assets representing 15% or more of the consolidated Assets of such Party,
      (c) the issuance, sale or other disposition of (including by way of merger, consolidation, shares exchanged or any similar transaction) securities representing 20% of more of the voting power of such Party.

                   "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

                   "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits (other than the Stock Option Agreements) delivered pursuant hereto and incorporated herein by reference.

                   "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                   "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by GSMS and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

                   "CLOSING DATE" shall mean the date on which the Closing occurs.

                   "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated November 20, 1997, between GSMS and PSS.

                   "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                   "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                   "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable.

                   "DGCL" shall mean the Delaware General Corporation Law.

                   "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                   "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                   "EXHIBITS" 1.1, 1.2, 2, 3 and 4 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                   "FBCA" shall mean the Florida Business Corporation Act.

                   "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                   "GSMS COMMON STOCK" shall mean the $0.01 par value common stock of GSMS.

                   "GSMS DISCLOSURE MEMORANDUM" shall mean the written information entitled "GSMS, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to PSS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                   "GSMS ENTITIES" shall mean, collectively, GSMS and all GSMS Subsidiaries.

                   "GSMS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of GSMS as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three fiscal years ended December 31, 1996, 1995 and 1994, as filed by GSMS in SEC Documents, and
      (ii) the consolidated balance sheets of GSMS (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

                   "GSMS MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or in the aggregate, has a material adverse impact on (i) the financial position, business, or results of operations of GSMS and its Subsidiaries, taken as a whole, or (ii) the ability of GSMS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

                   "GSMS STOCK OPTION AGREEMENT" shall mean the stock option agreement of even date herewith substantially in the form of Exhibit 1.1 hereto.

                   "GSMS STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of GSMS designated as follows: 1992 Stock Plan and 1997 Stock Plan.

                   "GSMS SUBSIDIARIES" shall mean the Subsidiaries of GSMS, which shall include the GSMS Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of GSMS in the future and held as a Subsidiary by GSMS at the Effective Time.

                   "GSMS VOTING AGREEMENT" shall mean the Voting Agreement in the form of Exhibit 5.1 hereto executed and delivered as of the date of this Agreement by GSMS and certain shareholders of PSS identified on
      Schedule I of such voting agreement.

                   "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
      Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                   "HIXON EMPLOYMENT AGREEMENT" shall mean an Employment Agreement, to be negotiated in good faith by the parties, which shall be on terms no less favorable to Hixon than those set forth in Exhibit 6 and which shall provide for the payment of salary, bonus and benefits to Hixon which are not less that those payable to Hixon by GSMS on the date of this Agreement.

                   "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                   "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                   "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                   "JOINT PROXY STATEMENT/PROSPECTUS" shall mean the proxy statement used by GSMS and PSS to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of PSS relating to the issuance of the PSS Common Stock to holders of GSMS Common Stock.

                   "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known after due inquiry by the officers and directors of such Person.

                   "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                   "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                   "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                   "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                   "MERGER CORP. COMMON STOCK" shall mean the $0.01 par value common stock of Merger Corp.

                   "NASD" shall mean the National Association of Securities Dealers, Inc.

                   "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

                   "PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                   "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                   "PARTY" shall mean either GSMS or PSS, and "PARTIES" shall mean both GSMS and PSS.

                   "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                   "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                   "PSS CAPITAL STOCK" shall mean, collectively, the PSS Common Stock, the PSS Preferred Stock and any other class or series of capital stock of PSS.

                   "PSS COMMON STOCK" shall mean the $0.01 par value common stock of PSS, together with any associated rights which may be granted under any shareholder protection rights agreement which may be adopted by PSS after this date.

                   "PSS DISCLOSURE MEMORANDUM" shall mean the written information entitled "PHYSICIAN SALES & SERVICE, INC. Disclosure Memorandum" delivered prior to the date of this Agreement to GSMS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                   "PSS ENTITIES" shall mean, collectively, PSS and all PSS Subsidiaries.

                   "PSS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PSS as of September 30, 1997, and as of March 28, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended September 30, 1997, and for each of the three fiscal years ended March 28, 1997, March 29, 1996 and March 30, 1995, as filed by PSS in SEC Documents, and (ii) the consolidated balance sheets of PSS (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

                   "PSS MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or in the aggregate, has a material adverse impact on (i) the financial position, business, or results of operations of PSS and its Subsidiaries, taken as a whole, or (ii) the ability of PSS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

                   "PSS PREFERRED STOCK" shall mean the $0.01 par value preferred stock of PSS.

                   "PSS STOCK OPTION AGREEMENT" shall mean the stock option agreement of even date herewith substantially in the form of Exhibit 1.2 hereto.

                   "PSS STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of PSS designated as follows:
      Amended and Restated 1994 Long-Term Stock Plan, Amended and Restated Long-Term Incentive Plan, Annual Incentive Plan, Amended and Restated Directors' Stock Plan, Incentive Stock Option Plan, Taylor Medical Stock Option Plans and the ELITE Deferred Compensation Plan and Stock Option Grant Program.

                   "PSS SUBSIDIARIES" shall mean the Subsidiaries of PSS, which shall include the PSS Subsidiaries described in Section 6.4 and any corporation or other organization acquired as a Subsidiary of PSS in the future and held as a Subsidiary by PSS at the Effective Time.

                   "PSS VOTING AGREEMENT" shall mean the Voting Agreement in the form of Exhibit 5.2 hereto executed and delivered as of the date of this Agreement by GSMS and certain shareholders of PSS identified on
      Schedule I of such voting agreement.

                   "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by PSS under the 1933 Act with respect to the shares of PSS Common Stock to be issued to the stockholders of GSMS in connection with the transactions contemplated by this Agreement.

                   "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                   "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                   "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                   "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                   "STOCK OPTION AGREEMENTS" shall mean the GSMS Stock Option Agreement and the PSS Stock Option Agreement.

                   "STOCKHOLDERS' MEETINGS" shall mean the respective meetings of the stockholders of GSMS and PSS to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

                   "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                   "SURVIVING CORPORATION" shall mean GSMS as the surviving corporation resulting from the Merger.

                   "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                   "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                   (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

             Closing                                             Section 1.2
             Effective Time                                      Section 1.3
             ERISA Affiliate                                     Section 5.14(b)
             Exchange Agent                                      Section 4.1
             Exchange Ratio                                      Section 3.1(c)
             PSS Benefit Plans                                   Section 6.14
             PSS Contracts                                       Section 6.15
             PSS ERISA Plan                                      Section 6.14
             PSS Pension Plan                                    Section 6.14
             PSS SEC Reports                                     Section 6.5(a)
             GSMS Benefit Plans                                  Section 5.14
             GSMS Contracts                                      Section 5.15
             GSMS ERISA Plan                                     Section 5.14
             GSMS Options                                        Section 3.6
             GSMS Pension Plan                                   Section 5.14

             GSMS SEC Reports                                    Section 5.5(a)
             Merger                                              Section 1.1
             Takeover Laws                                       Section 5.20
             Tax Opinion                                         Section 9.1(h)

                   (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

             11.2  EXPENSES.

                   (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

                   (b)    Notwithstanding the foregoing Section 11.2(a),

                          (i) if this Agreement is terminated by PSS pursuant to any of Sections 10.1(b), 10.1(c), 10.1(d)(ii) (as relates to approval of GSMS's stockholders) or 10.1(f) (but only on the basis of the failure of GSMS to satisfy any of the conditions enumerated in Section 9.2, other than Section 9.2(d), (e) (as relates to PSS), (f) or (g) (as relates to Affiliates of PSS)), or

                          (ii) if the Merger is not consummated as a result of the failure of GSMS to satisfy any of the conditions set forth in Section 9.1(a) (as such section relates to approval by the stockholders of GSMS),
      Section 9.2 (other than Section 9.2(d), (e) (as relates to PSS), (f) or
      (g) (as relates to Affiliates of PSS)), or

                          (iii) if this Agreement is terminated pursuant to
      Section 10.1(g) or (h),

then GSMS shall promptly pay PSS the sum of (x) $20,000,000, which amount represents the Parties' best estimate of the value of the management time, overhead, opportunity costs and other unallocated costs of PSS incurred by or on behalf of PSS in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty, plus (y) all the out-of-pocket costs and expenses of PSS, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $1,000,000; provided, however, that in no event shall the amount paid under clause (x) plus the excess of (A) the "Section 8 Repurchase Consideration" (as such term is defined in the GSMS Stock Option Agreement and regardless of whether such repurchase option is exercised) over (B) (1) the aggregate purchase price paid for such shares if the option has been exercised or (2) the purchase price under the option if the option has not been exercised exceed $24,000,000.

                   (c)    Notwithstanding the foregoing Section 11.2(a),

                          (i) if this Agreement is terminated by GSMS pursuant to any of Sections 10.1(b), 10.1(c), 10.1(d)(ii) (as relates to approval of PSS's stockholders) or 10.1(f) (but only on the basis of the failure of PSS to satisfy any of the conditions enumerated in Section 9.3, other than Section 9.3(d), (e) (as relates to GSMS) or (f) (as relates to Affiliates of GSMS)), or

                          (ii) if the Merger is not consummated as a result of the failure of PSS to satisfy any of the conditions set forth in Section 9.1(a) (as such section relates to approval by the stockholders of PSS),
      Section 9.3 (other than Section 9.3(d), (e) (as relates to GSMS) or (f) (as relates to Affiliates of GSMS)), or

                          (iii) if this Agreement is terminated pursuant to
      Section 10.1(i) or (j),
then PSS shall promptly pay GSMS the sum of (x) $20,000,000, which amount represents the Parties' best estimate of the value of the management time, overhead, opportunity costs and other unallocated costs of GSMS incurred by or on behalf of GSMS in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty, plus (y) all the out-of-pocket costs and expenses of GSMS, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $1,000,000; provided, however, that in no event shall the amount paid under clause (x) plus the excess of (A) the "Section 8 Repurchase Consideration" (as such term is defined in the GSMS Stock Option Agreement and regardless of whether such repurchase option is exercised) over (B) (1) the aggregate purchase price paid for such shares if the option has been exercised or (2) the purchase price under the option if the option has not been exercised exceed $24,000,000.

                   (d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

             11.3 BROKERS AND FINDERS. Except for NationsBanc Montgomery Securities, Inc. as to GSMS and except for BT Alex. Brown Incorporated as to PSS, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GSMS or by PSS, each of GSMS and PSS, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

             11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.13.

             11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of GSMS Common Stock, there shall be made no amendment that requires further approval by such stockholders without the further approval of such stockholders; and further provided, that after any such approval by the holders of PSS Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of GSMS Common Stock will be exchanged for shares of PSS Common Stock shall not be amended after the Stockholders' Meetings in a manner adverse to the holders of PSS Common Stock without any requisite approval of the holders of the issued and outstanding shares of PSS Common Stock entitled to vote thereon.

             11.6  WAIVERS.

                   (a) Prior to or at the Effective Time, PSS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by GSMS, to waive or extend the time for the compliance or fulfillment by GSMS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PSS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PSS.

                   (b) Prior to or at the Effective Time, GSMS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PSS, to waive or extend the time for the compliance or fulfillment by PSS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GSMS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GSMS.

                   (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

             11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

             11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre- paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


             GSMS:                        Gulf South Medical Supply, Inc.
                                          One Woodgreen Place
                                                Madison, MS  39110
                                          Telecopy Number:  (601) 853-4808

                                          Attention:  Stanton Keith Pritchard

             Copy to Counsel:             Testa, Hurwitz & Thibeault, LLP
                                          125 High Street
                                                High Street Tower
                                          Boston, MA  02110
                                          Telecopy Number:  (617) 248-7100

                                          Attention: William B. Asher, Jr.

             PSS:                         Physician Sales & Service, Inc.
                                          4345 Southpoint Boulevard
                                          Jacksonville, FL  32216
                                          Telecopy Number:  (904) 332-3209

                                          Attention: David A. Smith

             Copy to Counsel:             Alston & Bird LLP
                                          One Atlantic Center
                                                1201 West Peachtree Street
                                                Atlanta, Georgia  30309-3424
                                          Telecopy Number:  (404) 881-4777

                                          Attention: J. Vaughan Curtis

             11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

            11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            11.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

            11.12 INTERPRETATIONS. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto. Both Parties contributed to the drafting of this Agreement.

            11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                                       PHYSICIAN SALES & SERVICE, INC.


                                       By: /s/ Patrick C. Kelly
                                          ------------------------------------
                                                  President



                                       PSS MERGER CORP.


                                       By: /s/ Patrick C. Kelly
                                          ------------------------------------
                                                  President


                                       GULF SOUTH MEDICAL SUPPLY, INC.


                                       By: /s/ Thomas G. Hixon
                                          ------------------------------------
                                                  President